As filed with the Securities and Exchange Commission on August 12, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Molecular Insight Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Massachusetts (State or other jurisdiction of incorporation or organization)	04-0562086 (I.R.S. Employer Identification No.)

160 Second Street Cambridge, MA (Address of principal executive offices)	02142 (Zip Code)
Molecular Insight Pharmaceuticals, Inc.
Amended and Restated 2006 Equity Incentive Plan
(Full title of the plans)

David S. Barlow	Copy to:
Chairman and Chief Executive Officer
160 Second Street
Cambridge, MA 02142
(617) 492-5554
(617) 492-5664 - Fax
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Gabor Garai David W. Kantaros Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 342-4000 (617) 342-4001 - Fax
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☑ Non-accelerated filer	☐ Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered (1)	Share (3)	Price (3)	Registration Fee
Common Stock, $.01 par value	998,126 shares (2)	$8.30	$8,284,446	$325.58

(1)	The provisions of Rule 416 under the Securities Act of 1933, as amended shall apply to this Registration Statement and the number of shares registered on this Registration Statement shall increase or decrease as a result of stock splits, stock dividends, or similar transactions. Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the Plan described herein as the result of any future stock split, stock dividend, or similar adjustment of Registrant’s outstanding common stock.

(2)	Represents 998,126 additional shares issuable pursuant to the grant or exercise of awards under the Registrant’s Amended and Restated 2006 Equity Incentive Plan, which represents an automatic increase effective January 1, 2008 equal to 4.0% of the total outstanding shares of the Registrant’s common stock as of December 31, 2007.

(3)	Estimated solely for the purpose of calculating the registration fee. The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933 upon the basis of the average between the high and low sales prices for shares of common stock of the Registrant as reported on the Nasdaq Global Market on August 8, 2008, which was $8.30.

Explanatory Note
     Molecular Insight Pharmaceuticals, Inc. (the “Company” or “Registrant”) is filing this registration statement with the Securities and Exchange Commission (the “Commission”) to register an additional 998,126 shares of common stock of the Registrant reserved for issuance under the Registrant’s Amended and Restated 2006 Equity Incentive Plan (the “Plan”), authorized pursuant to annual automatic increase provisions of the Plan for the 2008 fiscal year. This Registration Statement has been prepared in accordance with General Instruction E to
Form S-8.
     The Registrant has previously registered 2,300,000 shares of the Registrant’s common stock for issuance under the Plan pursuant to a Registration Statement on Form S-8 filed on May 17, 2007 (File No. 333-143065).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The contents of the Registrant’s previously filed Registration Statement on Forms S-8 (File Nos. 333-143065) relating to shares of common stock covered under the Registrant’s Amended and Restated 2006 Equity Incentive Plan are hereby incorporated by reference.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents have been previously filed by the Registrant with the Commission and are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on April 1, 2008;
     (b) The Registrant’s Definitive Proxy Statement for an annual meeting of stockholders held on May 12, 2008, filed with the Commission on April 11, 2008;
     (c) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008, filed with the Commission on May 14, 2008;
     (d) The Registrant’s Current Reports on Form 8-K and Form 8-K/A, filed with the Commission on January 25, 2008, March 31, 2008, April 1, 2008, May 8, 2008, May 14, 2008 and May 21, 2008, respectively;
     (e) The section entitled “Description of Registrant’s Securities to be Registered” contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on January 30, 2007, and any amendments or reports filed for the purpose of updating such description.
     All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after the date of filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such reports and documents. The information contained in any such reports and documents will automatically update and supersede any information previously incorporated by reference into this Registration Statement. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     We are a Massachusetts corporation. Section 2.02 of the Massachusetts Business Corporation Act, or MBCA, permits a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders pursuant to Section 6.40 of the MBCA or (iv) any transaction from which a director derived an improper personal benefit.
      Section 8 of the MBCA provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, any bylaw adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors. Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 8 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter where there is a court determination that such person, in the matter in question, did not act in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that the matter relates to service with respect to an employee benefit plan, that such person did not act in the best interest of the participants or beneficiaries of such employee benefit plan.
     We have also adopted provisions in our Restated Articles of Organization providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Massachusetts law. In addition to the indemnification granted to officers and directors under the MBCA, Article VI of our Restated Articles of Organization provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the MBCA, as the same exists or may hereafter be amended against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.
      The right to indemnification conferred in our Restated Articles of Organization includes, in the case of a director or officer at the level of vice president or above, and in the case of any other officer or any employee may include (in the discretion of the Board of Directors), the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The rights to indemnification and to the advancement of expenses conferred in our Restated Articles of Organization continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee’s heirs, executors and administrators. We believe that these provisions are necessary to attract and retain qualified persons as directors and executive officers. Additionally, the Amended and Restated Bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We have obtained such insurance.

      There is no pending litigation or proceeding involving our directors, officers, employees or agents pending for which indemnification is sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.
     The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit Description

4.1(1)	Specimen certificate representing the Common Stock

5.1	Opinion of Foley & Lardner LLP regarding legality of common stock

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

99.1(2)	Molecular Insight Pharmaceuticals, Inc.’s Amended and Restated 2006 Equity Incentive Plan

(1)	Incorporated by reference to Exhibit 4.2 previously filed with the Registrant’s Registration Statement on Form S-1 filed with the Commission, as amended (Registration No. 333-129570), as declared effective on February 1, 2007.

(2)	Incorporated by reference to Exhibit 10.19 previously filed with the Registrant’s Registration Statement on Form S-1 filed with the Commission, as amended (Registration No. 333-129570), as declared effective on February 1, 2007.
Item 9. Undertakings.
     1. The undersigned Registrant hereby undertakes:
          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the

Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.
               PROVIDED, HOWEVER, that paragraphs (a)(i) and (a)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.
          (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, and Commonwealth of Massachusetts, on this 12th day of August, 2008.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
By:	/s/ David S. Barlow
David S. Barlow
Chairman and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
     Each person whose signature appears below constitutes and appoints David S. Barlow his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any Rule 462(b) Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities below on the 12th day of August, 2008.

Signature	Title

/s/ David S. Barlow David S. Barlow	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ John W. Babich John W. Babich	Director; President and Chief Scientific Officer

/s/ Donald E. Wallroth Donald E. Wallroth	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Frank Daniel Frank	Director

/s/ David M. Stack David M. Stack	Director

Signature	Title

/s/ Harry Stylli Harry Stylli	Director

/s/ Lionel Sterling Lionel Sterling	Director

/s/ Scott Gottlieb Scott Gottlieb	Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1(1)	Specimen certificate representing the Common Stock

5.1	Opinion of Foley & Lardner LLP regarding legality of common stock

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5.1 hereto)

24.1	Power of Attorney relating to subsequent amendments (included on the signature page to this Registration Statement)

99.1(2)	Molecular Insight Pharmaceuticals, Inc.’s Amended and Restated 2006 Equity Incentive Plan

(1)	Incorporated by reference to Exhibit 4.2 previously filed with the Registrant’s Registration Statement on Form S-1 filed with the Commission, as amended (Registration No. 333-129570), as declared effective on February 1, 2007.

(2)	Incorporated by reference to Exhibit 10.19 previously filed with the Registrant’s Registration Statement on Form S-1 filed with the Commission, as amended (Registration No. 333-129570), as declared effective on February 1, 2007.